Exhibit 10.26

                             EBIZ ENTERPRISES, INC.
                              15695 NORTH 83RD WAY
                            SCOTTSDALE, ARIZONA 85260

                                October 20, 2000

John D. Fern
J.E. Matthew, LLC
600 Central Avenue, Suite 214
Highland Park, Illinois 60035

Re:  JEM Ventures EBIZ, LLC ("HOLDER")/$7.1
     Million Debenture ("DEBENTURE")

Dear John:

     This letter sets forth our understanding related to modification of the Debenture in connection with your sale of 2,500,000 shares (the "SALE") of Ebiz stock to The Canopy Group, Inc. ("CANOPY") under the terms of that certain Stock and Warrant Purchase Agreement dated October 19, 2000 ("PURCHASE AGREEMENT").

     1. Ebiz agrees to convert $2,083,500 principal amount of the Debenture in exchange for 2,500,000 million shares of Ebiz common stock ($0.8334 per share).

     2. The $2,083,500 converted amount shall be applied solely to reduce the outstanding principal of the Debenture. Holder shall reduce the required balance of the letter of credit securing the Debenture by $2,083,500 immediately upon the closing of the Sale.

     3. Provided Ebiz has obtained net sales in the ordinary course of business (excluding any inter-company sales) of at least 90% of the revenues projected on Exhibit A, Holder shall further reduce the required balance of the letter of credit (a) in the amount of $208,250 upon attainment of the net sales set forth on Exhibit A for November and (b) in the additional amount of $208,250 upon attainment of the net sales set forth on Exhibit A for December. Ebiz shall notify Holder and shall certify the amount of the net sales on or before the fifth day following the date which is the earlier of the last day of the applicable month or such earlier time as the required revenues have been obtained. Holder shall have five business days to confirm the net revenue amounts upon receipt of the notification. Upon confirmation by Holder, or upon the sixth business day following receipt of notification from the Company, Holder shall make the reductions in the letter of credit requirements specified above. In the event the revenue requirements for either November or December are not met, Ebiz and Holder shall reasonably agree on revenue targets for
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          succeeding  months  and  the  required   reduction  shall  occur  upon
          attainment of such targets. The balance of the letter of credit may be reduced by further conversions of the Debenture, but in all events shall be reduced in the amounts and at the times specified without regard to any further conversions of the Debenture occurring.

     4. Upon the final reduction of the letter of credit as specified in paragraph 3, the accrued interest on the Debenture shall be added to principal and the total shall be the restated principal balance of the Debenture. The ratio of the remaining balance of the letter of credit to the restated Debenture principal balance shall be the ratio for all future reductions of the letter of credit for future conversions of the Debenture. For example, if the restated principal balance of the Debenture equals $4.5 million and the balance of the letter of credit equals $1.75 million, the letter of credit requirement will be reduced by 1.75/4.5 for each $1 of principal converted thereafter.

     5. Holder understands that the modification of the Debenture as specified herein is a disclosure item not set forth in the prospectus that is a part of the current registration statement covering the shares issuable upon conversion of the Debenture. Ebiz will commence the preparation of an amended registration statement within five days of the closing of the Sale and shall cause such registration statement to be filed with the Commission as soon as practical thereafter.

     6. Ebiz agrees that the conversion price for a total of $416,500 principal amount of the Debenture shall be reduced to the lesser of $1.00 or the average of the lowest three trade prices of Ebiz stock for the 15 consecutive days ending on the trading day of submission of a Conversion Notice (as defined in the Debenture, as amended, and referred to herein as the "MARKET PRICE"). This concession shall be in addition to the two previous concessions which are for the reduction of the conversion price for a total of (a) $264,086.95 principal amount of the Debenture to the lesser of $1.00 or the Market Price and
          (b) $2,332,126.15 principal amount of the Debenture to the lesser of $3.84 or the Market Price. All concessions are for total conversions whether related to outstanding principal or interest and shall be applied in the reverse order of the grant of the concession. All conversions shall be of principal and the interest related solely to the principal converted. Upon conversion of the concession amounts, all remaining principal and interest shall be converted at the prices specified in the Debenture.

     7. The exercise price for the warrants for the purchase of 245,000 shares granted Holder at the issuance of the Debenture shall be restated to $4.00 per share. The term of the warrants for the purchase of 125,000 shares granted for a $250,000 advance on the release of funds under the letter of credit and for 37,500 shares granted for a loan of $75,000 shall be for three years from the date of the advance and the loan.

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     8.   Holder waives all rights of first refusal with respect to the issuance of warrants to Canopy in connection with the Sale as set forth in the Purchase Agreement and further agrees that the Company may file a registration statement with respect to the shares of common stock
          underlying  such  warrants  as  provided  in  the  Investors'   Rights
          Agreement delivered under the Purchase Agreement. Holder also agrees that the Company may file one or more registration statements to fulfill its obligations as specified in Schedule 7.20 of the Purchase Agreement and may adopt stock option plans and issue options under such plans as contemplated in Schedule 2.4(a) of the Purchase Agreement.

     9. The Debenture and the Securities Purchase Agreement dated August 25, 1999 pursuant to which the Debenture was issued and all amendments thereto shall be modified as specified herein. All terms of the Debenture and Securities Purchase Agreement, as amended, not modified hereby shall remain in force and effect.

     Please indicate your agreement to the above by execution of a copy of this letter where indicated below and return of the same, via facsimile and "HARD" copy via mail to our office.

                                        EBIZ ENTERPRISES, INC.


                                        By: /s/ Stephen C. Herman
                                            ------------------------------------
                                            Name: Stephen C. Herman
                                            Title: Chief Operations Officer

Agreed:

JEM VENTURES EBIZ, LLC


By: /s/ David A. White
    ---------------------------------
    Name: David A. White
    Title: Member Manager

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                                    EXHIBIT A


              MONTH                                          REVENUE
              -----                                         ----------
          November 2000                                     $1,576,000
          December 2000                                     $1,924,000

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